As filed with the Securities and Exchange Commission on September 13, 2018

Registration No. 333-139645

Registration No. 333-160597

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-139645

FORM S-3 REGISTRATION STATEMENT NO. 333-160597

Under the Securities Act of 1933

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-2122262
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3001 Dallas Pkwy, Suite 140

Frisco, Texas 75034

(469) 294-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sarah Powell

Executive Vice President, General Counsel and Secretary

Focus Brands Inc.

5620 Glenridge Dr. NE

Atlanta, GA 30342

(404) 255-3250

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Marell

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3000

Approximate date of commencement of proposed sale of the securities to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relates to the following Registration Statements on Form S-3 (the “Registration Statements”) of Jamba, Inc. (the “Company”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and are being filed to deregister all securities of the Company that have been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

•                  Registration Statement No. 333-139645, originally filed with the SEC on December 22, 2006, registering 30,879,999 shares of common stock, par value $ 0.001 per share, of the Company (“Common Stock”); and

•                  Registration Statement No. 333-160597, originally filed with the SEC on July 15, 2009 and as amended August 10, 2009, registering 31,195,670 shares of Common Stock.

On September 13, 2018, pursuant to the terms of the Agreement and Plan of Merger, dated August 1, 2018, by and among the Company, Focus Brands Inc., a Delaware corporation (“Focus”), and Jay Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Focus (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Focus (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Frisco, Texas on September 13, 2018.

Jamba, Inc.

By:	/s/ Michael J. Dixon
Michael J. Dixon
Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.